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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) December 15, 2000

                            MATTSON TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

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
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        Delaware                             0-21970                          77-0208119
(State or other jurisdiction of       (Commission File Number)       (IRS Employer Identification No.)
     incorporation)

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                                            2800 Bayview Drive
                                        Fremont, California 94538
                           (Address of principal executive offices) (Zip Code)

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

     Registrant's telephone number, including area code   (510)  657-5900
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Item 5.  Other Events

       On December 15, 2000, Mattson Technology, Inc. ("Mattson" or the "Company") entered into (i) an Amendment to Strategic Business Combination Agreement (the "Amendment") with STEAG Electronic Systems AG ("STEAG"), (ii) an Irrevocable Acknowledgment and Waiver with STEAG (the "STEAG Waiver"), and (iii) a separate Irrevocable Acknowledgment and Waiver with CFM Technologies, Inc. (the "CFM Waiver"). These actions relate to pending transactions announced June 28, 2000, in which Mattson is to acquire both CFM Technologies, Inc. ("CFM") and the subsidiaries of STEAG that make up STEAG's semiconductor equipment division (the "STEAG Subsidiaries").

       The Amendment makes certain changes to the transaction structure and consideration under the Strategic Business Combination Agreement dated as of June 27, 2000 between the Company and STEAG (the "SBCA"), eliminates STEAG's right to terminate the SBCA based on Mattson's stock price, and provides clarification with respect to several parent company obligations Mattson will assume from STEAG at closing. Prior to the Amendment, the SBCA provided that intercompany loans by STEAG to the STEAG Subsidiaries would be canceled prior to the closing. In the Amendment, the parties agree that recent working capital loans made by STEAG to the STEAG Subsidiaries will be repaid by Mattson by means of a promissory note (the "Note") to be given to STEAG at closing. The Note is to bear 6% simple interest per annum, is due and payable six months after the closing, and will be secured by a standby letter of credit or similar bank guarantee. A form of the Note is included as part of Exhibit 2.1 to this report. The SBCA provides that, after the closing, Mattson will cause two of the acquired subsidiaries, STEAG RTP Systems GmbH and STEAG MicroTech GmbH, to honor their existing profit transfer obligations with STEAG. Prior to the Amendment, the SBCA also provided that, after payment based on the net profits or losses for fiscal year 2000 to or from STEAG, a cash adjustment would be payable either by Mattson to STEAG or by STEAG to the STEAG Subsidiaries if the remaining aggregate cash balance of the STEAG Subsidiaries was more or less than $10,075,000. The Amendment eliminates any cash adjustment payment, and provides that if the aggregate profits for fiscal year 2000 payable to STEAG by the two subsidiaries are less than the agreed profit estimate of DM 30.7 million (as adjusted, if necessary, pursuant to the Amendment), then Mattson will pay STEAG the amount of any shortfall. STEAG will repay to Mattson the amount of any surplus. In the Amendment, STEAG agrees, prior to closing and subject to certain limitations, to use its reasonable efforts to cause the STEAG Subsidiaries to comply with the policies, procedures and directives of the proposed management team selected by the integration committee formed by Mattson, STEAG and CFM. This is intended to facilitate operational transitions. The Amendment also provides for structural changes affecting the way in which the STEAG Subsidiaries are to be held and transferred upon closing. The Amendment is attached hereto as Exhibit 2.1 and is incorporated herein by reference for all of its terms and conditions.

       On December 15, 2000, Mattson and STEAG entered into the STEAG Waiver, which acknowledges or waives the satisfaction of key conditions to each party's obligations to consummate the SBCA and waives the independent termination rights of each party. The remaining closing conditions require the STEAG and CFM transactions to close simultaneously,
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and require the parties to exchange payment, stock certificates and other specified deliverables at closing. The STEAG Waiver is attached hereto as
Exhibit 2.2 and is incorporated herein by reference for all of its terms and conditions.

       On December 15, 2000, Mattson also entered into the CFM Waiver, which acknowledges or waives the satisfaction of key conditions to the parties' obligations to consummate the merger and waives independent termination rights of Mattson and CFM, in a manner comparable to the STEAG Waiver. The CFM Waiver is attached hereto as Exhibit 2.3 and is incorporated herein by reference for all of its terms and conditions.

Item 7.  Financial Statements and Exhibits

Exhibit No.    Description
-------------  -----------
2.1            Amendment to Strategic Business Combination Agreement, dated as of December 15, 2000, by and between STEAG Electronic Systems AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, and Mattson Technology, Inc., a
               Delaware corporation.

2.2 Irrevocable Acknowledgment and Waiver, dated as of December 15, 2000, by and among Mattson Technology, Inc., and STEAG Electronic Systems AG.

2.3 Irrevocable Acknowledgment and Waiver, dated as of December 15, 2000, by and among Mattson Technology, Inc., and CFM Technologies, Inc., a Pennsylvania corporation.

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                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    MATTSON TECHNOLOGY, INC.



Date:  December 21, 2000            By: /s/ Brad Mattson
                                        -----------------
                                        Brad Mattson
                                        Chairman and Chief Executive Officer
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                                 EXHIBIT INDEX

Exhibit No.    Description
-------------  -------------
2.1            Amendment to Strategic Business Combination Agreement, dated as of December 15, 2000, by and between STEAG Electronic Systems AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, and Mattson Technology, Inc., a
               Delaware corporation.

2.2 Irrevocable Acknowledgment and Waiver, dated as of December 15, 2000, by and among Mattson Technology, Inc., and STEAG Electronic Systems AG.

2.3 Irrevocable Acknowledgment and Waiver, dated as of December 15, 2000, by and among Mattson Technology, Inc., and CFM Technologies, Inc., a Pennsylvania corporation.